Eastman key materials flow


Methanol/ ammonia
Wood pulp
Coal/ oxygen/ methanol
Plastic waste
para-Xylene/ oxygen
Propane/ ethane/ propylene
Alkylamines
Cellulose esters (CEs)
Acetic anhydride
Acetic acid
Dimethyl terephthalate
Terephthalic acid
Propylene
Ethylene
Methylamines and derivatives for agriculture, personal care and water treatment
Naia™ cellulosic fiber
Cellulosic products
CEs for coatings and plastics
Acetyl products
Copolyesters
Tritan™
Various propylene and ethylene derivatives

2022 Total Cost of Operations*


Olefin Feedstocks
Natural Gas
Paraxylene
Polyvinyl Alcohol
Methanol
Wood Pulp
Coal
Other Raw Materials

*Total Cost of Operations defined as sales less earnings before interest and taxes excluding non-core and unusual items. Non-core and unusual items are defined in "Management's Discussion and Analysis of Financial Condition Results of Operations - Non-GAAP Financial Measures" in Part II, Item 7 of the 2022 Annual Report on Form 10-K.